APA ENTERPRISES, INC. REPORTS RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR ENDING SEPTEMBER 30, 2007

• Net Sales for the quarter of $4.9 Million
• Non-recurring expenses primarily related to the closure of the Optronics business segment of $1.6 Million
• Sale of land nets $0.26 Million
• Resulting Net Loss of $1.4 Million

MINNEAPOLIS, MN, August 14, 2007 -- APA Enterprises, Inc. (Nasdaq: APAT) today announced results of its first quarter ending June 30, 2007.

“Excluding the non-recurring costs associated with the Company’s decision to close the APA Optronics business unit and unrelated severance costs, the Company was able to deliver near break-even performance for the quarter,” commented Cheri Beranek Podzimek, president and CEO of APA Enterprises. “The Company is wrapping up activities associated with the closure of the Optronics business unit and looks forward to focusing our financial and management resources on Cables & Networks, the growth engine of APA Enterprises.”

APA Cables & Networks Subsidiary Performance

APACN had consolidated revenues of $4,907,046 for the first quarter ended June 30, 2007, compared to revenues of $5,072,186 for the same period of last year.  Gross profit increased $17,683 to 30% as a percentage of revenue compared to 28% in the same quarter of 2006.

Discontinued Operations

After careful analysis the company elected to discontinue the APA Optronics business and sell its APA India operation.  All of the costs and related transactions associated with the discontinued operations sale of APA India and APA Optronics impairment of assets are reflected in the quarter’s financial statements. The company also intends to exit its current office in Blaine, Minnesota and to designate the office of its subsidiary, APA Cables & Networks, as its principal office.  The company expects an additional $60,000 in costs associated with these closure activities to be recorded in the 2nd quarter.

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APA Enterprises/page two

Net Loss and Cash Flow

The net loss in the first quarter ended June 30, 2007, is $1,409,939 or $.12 cents per share compared to a loss of $112,018 or $.01 per share for the quarter ended June 30, 2006. The net loss from continuing operations in the quarter ended June 30, 2007 is $468,938 of $0.04 per share compared to net income from continuing operations of $22,697 during the period ended June 30, 2006.  The 2007 amounts include $397,471 of severance costs related to the departure of our former CEO. The company used $254,263 in cash during the first quarter of fiscal year 2007 as compared to $803,831 during the same period in fiscal quarter of fiscal year 2007 as equivalents on hand of $6,509,106 at June 30, 2007. The cash used in the current period of $503,167 reflects the impact of both continuing and discontinued operations as well as, working capital changes. This compares to cash used in the same quartere of 2006 of $946,762. The company also realized net cash of $244,523 due to investing activities compared to $165,895 for the same period in 2006.

APA Enterprises recently announced a change in its fiscal year-end from March 31 to September 30, with the period from April 1, 2007 through September 30, 2007 being a short year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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APA Enterprises/page three

FINANCIAL RESULTS (unaudited)

	Three Months Ended
	June 30

	2007	2006

REVENUES	$4,907,046	$5,072,186

COSTS OF SALES	3,456,901	3,639,724

GROSS PROFIT	1,450,145	1,432,462

OPERATING EXPENSES	1,977,583	1,489,542

LOSS FROM OPERATIONS	(527,438)	(57,080)

OTHER INCOME, net	82,870	98,757

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(444,568)	41,677

INCOME TAXES	24,370	18,980

NET (LOSS) INCOME FROM CONTINUING OPERATONS	(468,938)	22,697

LOSS FROM DISCONTINUED OPERATIONS	(941,001)	(134,715)

NET LOSS	$(1,409,939)	$(112,018)

NET LOSS PER SHARE:
Basic and diluted	$(0.12)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	11,872,331	11,872,331

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APA Enterprises/page four

FINANCIAL RESULTS (unauditied - continued)

	June 30, 2007	March 31, 2007

Assets:
Cash and cash equivalents	$6,509,106	$6,716,176
Other current assets	3,905,960	3,516,016
Property, plant and equipment, net	1,668,160	2,210,890
Other assets	3,432,980	3,279,476

Total assets	$15,516,206	$15,722,558

Liabilities:
Current liabilities	$2,740,305	$2,010,726
Long-term liabilities	691,669	235,348

Shareholders’ equity:
Common stock	118,723	118,723
Additional-paid-in-capital	52,028,252	52,018,729
Accumulated deficit	(40,062,743)	(38,660,968)
Total shareholders’ equity	12,084,232	13,476,484

Total liabilities and shareholders’ equity	$15,516,206	$15,722,558

APA Enterprises Inc., consists of the Cables & Networks group. Cables & Networks designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries.  Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Cheryl Beranek Podzimek
Chief Executive Officer and President
investor-relations@apaenterprises.com
763-476-6866

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